Exhibit 99.1

NEWS RELEASE

Xenon Enters into Agreement to Buy Out Milestones and Royalties Related to its XEN1101 Program

BURNABY, British Columbia, September 10, 2018 -- Xenon Pharmaceuticals Inc. (Nasdaq:XENE), a clinical stage, neurology-focused biopharmaceutical company, today announced it has signed an agreement with Valeant Pharmaceuticals Luxembourg S.a.r.l. and Valeant Pharmaceuticals Ireland Limited, indirect subsidiaries of Bausch Health Companies Inc., (together, Bausch Health) to buy out all milestone payments and royalties with respect to XEN1101, which is a Kv7 potassium channel opener being developed by Xenon for the treatment of epilepsy.

Dr. Simon Pimstone, Xenon’s Chief Executive Officer, said, “Based on our exciting progress and the strength of the positive data from the XEN1101 Phase 1 clinical trial and Phase 1b transcranial magnetic stimulation (TMS) study, we negotiated a one-time payment that terminates all of our future milestone and royalty payment obligations to Bausch Health. This transaction underscores our confidence in the potential of XEN1101 as a treatment of epilepsy and possibly other neurological indications and further solidifies our proprietary pipeline.”

In April 2017, Xenon acquired XEN1101 (previously known as 1OP2198) from 1st Order Pharmaceuticals, Inc. (1st Order) pursuant to an asset purchase agreement. In accordance with that agreement, Xenon assumed certain financial and other responsibilities owed to Bausch Health pursuant to 1st Order’s previous acquisition of 1OP2198. The agreement announced today terminates all of Xenon’s future financial obligations to Bausch Health, including up to $39.6 million in potential clinical development, regulatory and sales-based milestones and a mid-to-high single digit percentage royalty on commercial sales in exchange for a one-time payment of $6.0 million.

Xenon remains responsible for future potential payments to 1st Order of $0.5 million in clinical development milestones, up to $6.0 million in regulatory milestones for multiple indications and $1.5 million in other milestones, which may be payable pre-commercially. There are no royalty obligations to 1st Order.

Dr. Pimstone added, “Our robust pipeline of proprietary and highly differentiated anti-epileptic drugs continues to generate a tremendous amount of momentum. We view our recently announced XEN496 program as the most expedited route to exploring a precision medicine approach to treating children with KCNQ2 epilepsy. We see XEN1101 as a novel Kv7 potassium channel opener and look forward to initiating a Phase 2 clinical trial in adult patients with focal seizures in the fourth quarter of this year. We are also developing XEN901, a potent, highly selective Nav1.6 sodium channel inhibitor that could potentially achieve higher levels of seizure freedom with an improved side effect profile than other currently marketed non-selective sodium channel anti-epileptic drugs. In addition, we are currently evaluating various development strategies for XEN007, a Cav2.1 calcium channel inhibitor, including the support of investigator-sponsored clinical trials.”

Xenon's Cash Runway Guidance

Based on current assumptions, which include the payment to Bausch Health announced today and fully supporting the planned clinical development of XEN1101, XEN901 and XEN496, Xenon anticipates having sufficient cash to fund operations into mid-2020, excluding any revenue generated from existing partnerships or potential new partnering arrangements.

About Xenon Pharmaceuticals Inc.

We are a clinical stage, neurology-focused biopharmaceutical company focused on developing innovative therapeutics to improve the lives of patients with neurological disorders. Building upon our extensive knowledge of human genetics and diseases caused by mutations in ion channels, known as channelopathies, we are advancing – both independently and with our collaborators – a novel product pipeline of central nervous system, or CNS, therapies to address areas of high unmet medical need, such as epilepsy, migraine and pain. For more information, please visit www.xenon-pharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, and include statements regarding our expectations regarding the sufficiency of our cash to fund operations into mid-2020, regarding the timing of and results from clinical trials and pre-clinical development activities, including those related to XEN1101, XEN901, XEN496, XEN007, and our other product candidates, the plans of our collaboration partners, the potential efficacy, safety profile, future development plans, addressable market, regulatory success and commercial potential of XEN1101, XEN901, XEN496, XEN007, and our other product candidates, the anticipated timing of IND, or IND equivalent, submissions and the initiation of future clinical trials for XEN1101, XEN901, XEN496, XEN007, and our other product candidates, the efficacy of our clinical trial designs, our ability to successfully develop and achieve milestones in the XEN1101, XEN901, XEN496, XEN007, and other development programs, and the design of our clinical trials and anticipated enrollment, the progress and potential of our other ongoing development programs. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators' product candidates; our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations may be incorrect; our efforts to expand our current pipeline may not be successful; any of our or our collaborators' product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; regulatory agencies may not permit XEN007, XEN496 or other product candidates to advance directly into a Phase 2 or later clinical trial; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission and the securities commissions in British Columbia, Alberta and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Xenon” and the Xenon logo are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions. All other trademarks belong to their respective owner.

Xenon Investor/Media Contact:

Jodi Regts
Phone: 778.999.5634
Email: investors@xenon-pharma.com